RESTRUCTURE AGREEMENT

           Agreement made this 17th day of December, 2001 between PALISADE CONCENTRATED EQUITY PARTNERSHIP, L.P. ("Palisade"), Dean J. Yimoyines ("Dr. Yimoyines") and OPTICARE HEALTH SYSTEMS, INC. ("OptiCare").

BACKGROUND

          A.      On or about August 13, 1999, OptiCare and certain of its subsidiaries borrowed money from and entered into a loan agreement, which has been amended from time to time (as amended, the “Loan Agreement”) with Bank Austria Creditanstalt Corporate Finance, Inc. as agent for the lenders (“Bank Austria”).

          B.      As of November 1, 2001, OptiCare and certain of its subsidiaries owed Bank Austria the sum of $29,700,000 of principal and approximately $1,900,000 of interest. OptiCare is, and has been for a significant period of time, in default of its obligations to Bank Austria under the Loan Agreement.

          C.      On or about October 10, 2000, OptiCare borrowed $2,250,000 for a bridge financing arrangement with Alexander Enterprise Holdings Corp. (“Alexander Enterprise”), which bridge loan was increased by $500,000 to the principal sum of $2,750,000 on or about January 5, 2001 (the “Amended Bridge Loan”). Of the $500,000 increase of the bridge loan, Palisade provided $400,000 and Linda Yimoyines (the wife of Dr. Yimoyines) provided $50,000, each as a participant with Alexander Enterprise in the Amended Bridge Loan.

          D.      Palisade has agreed, on the terms and subject to the conditions set forth in this Agreement, to make an additional cash investment in, and provide credit support to, OptiCare and certain of its subsidiaries, as provided below, to permit OptiCare and certain of its subsidiaries to repay Bank Austria its debt at a substantial discount and to repay the advance by Alexander Enterprise under the Amended Bridge Loan. In exchange for such cash and credit support, Palisade shall receive new preferred stock and warrants in OptiCare. At Palisade’s insistence, and as a condition to Palisade’s investment in OptiCare, Dr. Yimoyines (or his spouse, immediate family members, or a trust for the benefit of any of his family members) have agreed to provide an additional cash investment, as provided below, to purchase new preferred stock. All references in this Agreement to “Dr. Yimoyines” with respect to such investment and the purchase of such stock shall mean Dr. Yimoyines or his spouse, family members, or a trust for the benefit of any of his family members.

          E.      Palisade has assisted OptiCare in obtaining new financing from CapitalSource Finance, LLC (“CapitalSource”), which, provided certain conditions are satisfied, on the Effective Date (as defined below), will be loaning OptiCare substantial sums in reliance in part on credit support to be provided by Palisade.

          F.      Palisade entered into a letter of intent with Bank Austria to provide Bank Austria with certain letters of credit or other credit support described in Paragraph 2.12 in order to induce Bank Austria to accept payment of significantly less than the debt due to it.

           G.      Palisade and Dr. Yimoyines each has agreed to accept new preferred stock of OptiCare in lieu of repayment in cash for their respective participations in, and accrued interest on, the Amended Bridge Loan.

          NOW THEREFORE, for good and valuable consideration and intending to be legally bound hereby, the parties hereto agree as follow:

          1.       EFFECTIVE DATE; CREDIT SUPPORT CONTINGENCY. OptiCare shall use its best efforts to cause the issuance of New Preferred Stock, and the Warrant, an increase in the authorized number of Common Stock, and the other proposals listed on Annex A, (collectively, the “Shareholder Proposals”) to be approved, in accordance with applicable legal requirements, the provisions of OptiCare’s Certificate of Incorporation and Bylaws, and the requirements of the American Stock Exchange, by consent of the holders of more than 50% of the OptiCare voting stock or approval of OptiCare’s shareholders at a meeting to be scheduled, whichever is sooner. OptiCare shall submit the Shareholder Proposals for approval, accompanied by a recommendation of the OptiCare Board that the Shareholder Proposals be approved, as promptly as practicable. Subject to the appropriate approval of the shareholders on such date (the “Approval Date”), the Effective Date, as used herein, shall mean the business day immediately following the Approval Date or such later date on which the new financing from Capital Source is consummated. This Agreement is contingent upon Palisade and Bank Austria entering into a written agreement regarding the nature and amount of credit support to be supplied by Palisade to Bank Austria in connection with the $10,350,000 Bank Austria Note (defined below) and related matters (the “Credit Support Contingency”). At any time from and after the date hereof, if either OptiCare or Palisade, in its sole judgment, determines that a definitive agreement satisfactory to it in all respects resolving the Credit Support Contingency has not been entered into, OptiCare or Palisade may, upon notice to the other, terminate this Agreement. Upon such a termination, this Agreement will be null and void and neither party will be in any way obligated or liable under the terms hereof.

           2.      RESTRUCTURE DOCUMENTS. Subject to the conditions in this Agreement, OptiCare and Palisade agree to the following terms and to execute and deliver the following documents (collectively, the "Restructure Documents"):

                     2.1.       OptiCare is authorizing the issuance of 3,500,000 shares of Series B 12.5% voting convertible participating preferred stock having terms substantially as set forth in the Certificate of Designation attached as Schedule 2.1 (the "New Preferred Stock") with an aggregate initial redemption value of $1.40 per preferred share, for each share of New Preferred Stock, convertible into OptiCare Common Stock initially on a ten-for-one basis (subject to adjustment as provided therein), with voting rights on an as converted basis with OptiCare's Common Stock, as provided therein, at any time and having the other terms described therein, and will recommend that OptiCare's shareholders approve an increase in the amount of authorized shares of Common Stock to provide for the possible future exercise of warrants being granted to Palisade and conversion of the New Preferred Stock along with the other Shareholder Proposals.

                     2.2.       On the Effective Date, OptiCare will deliver (in addition to shares of New Preferred Stock delivered pursuant to paragraphs 2.9 and 2.10) a certificate representing 2,500,000 shares of the New Preferred Stock to Palisade and a certificate representing 353,143 shares of New Preferred Stock to Dr. Yimoyines; copies of such Certificates are annexed as "Schedule 2.2".

                     2.3.       In consideration of Palisade providing credit support or commitments set forth in Paragraphs 2.6 and 2.12, and for other assistance provided by Palisade, on the Effective Date OptiCare will issue a warrant (the "Warrant") to Palisade, permitting a purchase of 16,730,000 additional shares (as such number may be adjusted to correspond to the total amount of credit support or commitments provided by Palisade for OptiCare's benefit) of OptiCare Common Stock, a copy of which Warrant is annexed as "Schedule 2.3".

                     2.4.       In payment of the New Preferred Stock, Palisade shall, on the Effective Date, pay OptiCare a total of $3,500,000 and Dr. Yimoyines shall, on the Effective Date, pay OptiCare, in immediately available funds, a total of $500,000, each pursuant to the wire transfer instructions set forth in "Schedule 2.4".

                     2.5.       OptiCare is borrowing from CapitalSource on the Effective Date:

(A) $7,000,000 on an asset-based line and an additional $3,000,000 under an equipment term loan, all pursuant to the CapitalSource loan documents.

(B) $5,000,000 on a Standby Letter of Credit Facility, all pursuant to the CapitalSource loan documents.

                     2.6.       CapitalSource's Standby Letter of Credit Facility of $5,000,000 will be supported and secured by either a letter of credit issued on the Effective Date by a bank or other credit support acceptable to CapitalSource which, subject to the terms and conditions in this Agreement, Palisade agrees to supply.

                     2.7.       OptiCare will use a portion of the proceeds of the loans from CapitalSource to repay Bank Austria cash in the sum of $13,000,000 pursuant to a Bank Austria Novation Agreement to be entered into.

                     2.8.       OptiCare will use a portion of the proceeds of the Palisade stock investment to repay $2,300,000 of principal plus interest of the Amended Bridge Loan to Alexander Enterprise pursuant to the payoff agreement and instructions attached as "Schedule 2.8".

                     2.9.       As of the Effective Date, Palisade, as a participant in the Amended Bridge Loan pursuant to the Participation Agreement relating thereto, executed in connection therewith and dated as of January 5, 2001 (the "Bridge Loan Participation Agreement"), shall be issued, in lieu of cash payment on account of its participation in the principal amount of $400,000 in the Amended Bridge Loan, 285,714 shares of OptiCare New Preferred Stock, plus additional shares of New Preferred Stock for accumulated interest.

                     2.10.       As of the Effective Date, Linda Yimoyines, as a participant in the Amended Bridge Loan pursuant to the Bridge Loan Participation Agreement relating thereto, shall be issued, in lieu of cash payment on account of his participation in the principal amount of $50,000 in the Amended Bridge Loan, 35,714 shares of OptiCare New Preferred Stock (plus additional shares of New Preferred Stock for accumulated interest).

                     2.11.       On the Effective Date, OptiCare and its subsidiaries shall issue a note to Bank Austria pursuant to the Bank Austria Novation Agreement in the principal amount of $10,350,000 (hereinafter referred to as the "$10,350,000 BA Note").

                     2.12.       On the Effective Date, Palisade shall provide Bank Austria with credit support acceptable to Bank Austria in the amount of $11,230,000 to secure the $10,350,000 BA Note and interest.

                     2.13.       If letters of credit are to be issued, OptiCare and Palisade jointly and severally agree to execute a customary Reimbursement Agreement on account of the letters of credit being issued to Bank Austria and CapitalSource pursuant to the terms of a Reimbursement Agreement in form and substance reasonably acceptable to OptiCare and Palisade.

                     2.14.       If requested by OptiCare, Palisade may from time to time in its sole discretion provide additional funds to OptiCare by purchasing OptiCare's 12.5% convertible notes to enable OptiCare to repay the $10,350,000 BA Note and $5,500,000 CapitalSource Standby Letter of Credit Facility. The terms of such notes are described on the attached Schedule 2.14.

                     2.15.       OptiCare agrees to submit to its shareholders at the next shareholders' meeting, if not already approved as part of the Shareholder Proposals, Amendment to the Performance Stock Program to provide 10% of the fully diluted shares of Common Stock and Preferred Stock outstanding to be issued to OptiCare's key employees and directors and to extend the date thereof to December 31, 2006. Palisade agrees to vote its stock and the proxies entitling it to vote for approval of such Plan.

                     2.16.       Palisade and Dr. Yimoyines on the one hand, and OptiCare on the other, shall, as of the Effective Date, agree on and enter into a Registration Rights Agreement regarding the Common Stock of OptiCare currently held by Palisade, the Common Stock issuable pursuant to warrants currently held by Palisade, and the Common Stock of OptiCare issuable as a result of any conversion of the New Preferred Stock or, exercise of the Warrant or conversion of any 12.5% convertible notes issued to Palisade pursuant to paragraph 2.14.

                     2.17.       OptiCare shall, on the Effective Date, obtain and deliver the resignations of three (3) directors of its Board of Directors.

                     2.18.       OptiCare shall, as of the Effective Date, amend its Bylaws to include the provisions set forth in Schedule 2.18.

                     2.19.       On the Effective Date, OptiCare shall pay to Norman Drubner, Trustee of the OptiCare D&O Tail Policy Trust (the "Tail Policy Trust"), the sum of $225,000 to be held under and for the purposes of the Tail Policy Trust. A copy of the Trust Agreement of the Tail Policy Trust is annexed as Schedule 2.19. OptiCare agrees to execute such Trust Agreement on the Effective Date.

          3.      FURTHER ASSURANCES. OptiCare and Palisade each agree to execute and deliver, both before and after the Effective Date, all of those documents, agreements and instruments and to take such other actions as may be reasonably required by any other party to effectuate further the transactions contemplated hereunder, provided that such documents, agreements, instruments and actions do not impose any material additional liability on OptiCare or Palisade, as the case may be.

           4A.      OPTICARE'S REPRESENTATIONS, WARRANTIES AND COVENANTS

                      OptiCare represents, warrants and covenants (all of which shall survive the execution and delivery of this Restructure Agreement and the Closing) to the following matters, except as expressly set forth on the disclosure schedule attached to this Restructure Agreement:

                      4.A.1      Authorized and Outstanding Shares of Capital Stock. As of the date hereof, the authorized capital stock of OptiCare consists of 50,000,000 shares of Common Stock, $0.001 par value per share (the "Common Stock"), of which a total of 12,815,092 shares of Common Stock are issued and outstanding, and 5,000,000 shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"), of which 418,803 shares of Series A Convertible Preferred Stock are issued and outstanding. All of such issued and outstanding shares are validly issued, fully paid and non-assessable. After giving effect to the transactions to be consummated at or before the Closing, the authorized capital stock of OptiCare will consist of 75,000,000 shares of Common Stock, of which a total of 12,815,042 shares of Common Stock will be issued and outstanding and 5,000,000 shares of preferred stock. All of the shares of Common Stock, Preferred Stock and New Preferred Stock to be issued and outstanding immediately after giving effect to the Closing will, at such time, be validly issued, fully paid and non-assessable. There is no existing option, warrant, call, commitment or other agreement to which OptiCare is a party requiring, and there are no convertible securities of OptiCare outstanding which upon conversion would require, the issuance of any additional shares of stock of OptiCare or other securities convertible into shares of equity securities of OptiCare, other than the New Preferred Stock and the Warrants. There are no agreements to which OptiCare is a party or, to the knowledge of OptiCare, to which any stockholder or warrant holder of OptiCare is a party in its capacity as such, with respect to the voting or transfer of the stock of OptiCare. There are no stockholders' preemptive rights or rights of first refusal or other similar rights with respect to the issuance of stock by OptiCare, other than pursuant to the Restructuring Documents. True and correct copies of the certificate of incorporation and by-laws of OptiCare, as currently in effect, have been delivered to Palisade.

                      4.A.2.       Authorization and Issuance of New Preferred Stock. This Agreement, and the issuance of the New Preferred Stock and the Warrants to Palisade in accordance with the terms hereof, have been duly authorized by the Board of Directors of OptiCare. Upon delivery to Palisade of the New Preferred Stock and the Warrants at the Closing in accordance with the terms hereof, (i) this Agreement and the issuance of the New Preferred Stock and the Warrants will have been duly authorized by all necessary corporate action on the part of OptiCare (including any necessary approval by the stockholders of OptiCare), (ii) the New Preferred Stock will have been validly issued and will be fully paid and non-assessable, free and clear of all pledges, liens, encumbrances and preemptive rights, and (iii) the Warrants will have been validly issued and will represent the right to acquire the Warrant Shares described therein on the terms set forth therein.

                      4.A.3.       Securities Laws. Assuming the representations of Palisade in Section 5.6 are true and correct, the offer, issuance, sale and delivery of the New Preferred Stock and the Warrants, as provided in this Restructure Agreement and the Restructure Documents, are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and are otherwise in compliance with such laws. Neither OptiCare nor any Person duly authorized to act on its behalf has taken or will take any action (including, without limitation, any offering of any securities of OptiCare under circumstances which would require the integration of such offering with the offering of the New Preferred Stock or the Warrants under the Securities Act) which might subject the offering, issuance or sale of the New Preferred Stock or the Warrants to the registration requirements of Section 5 of the Securities Act.

                      4.A.4.       Delaware GCL Section 203. The Board of Directors of OptiCare duly adopted with respect to the transactions by which Palisade acquired its 2,000,000 shares of OptiCare Common Stock and became an "interested stockholder". Such resolutions have not been repealed or modified as of the date hereof.

                      4.A.5.       Corporate Existence; Compliance with Law. Each of OptiCare and its Subsidiaries, if any, (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware in the case of OptiCare and its jurisdiction of incorporation in the case of OptiCare's Subsidiaries; (ii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now being conducted; (iv) has, or has applied for, all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its certificate of incorporation and by-laws; and (vi) is in compliance with all applicable provisions of law, except for such non-compliance which would not have a Material Adverse Effect.

                      4.A.6.       Subsidiaries. Except as set forth on Schedule 4.A.6 attached hereto, all outstanding shares of capital stock of each Subsidiary are owned by OptiCare or a wholly owned Subsidiary of OptiCare. There are no options, warrants, rights to purchase or similar rights covering capital stock for any such Subsidiary.

                      4.A.7.       Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by OptiCare of this Restructure Agreement, the other Restructure Documents to which OptiCare is a party and all instruments and documents to be delivered by OptiCare, the issuance and sale of the New Preferred Stock and the Warrants and the consummation of the other transactions contemplated by any of the foregoing: (i) are within OptiCare's and its Subsidiaries' corporate power and authority; (ii) have been duly authorized by the Board of Directors of OptiCare; (iii) as of the Closing and assuming due approval of the Company's stockholders, will have been duly authorized by all necessary or proper corporate action (including any required action of stockholders of OptiCare); (iii) are not in contravention of any provision of OptiCare's Certificate of Incorporation or by-laws or any of its Subsidiaries' certificate of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which OptiCare or any of its Subsidiaries is a party or by which OptiCare, any of its Subsidiaries or any of their property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of OptiCare (other than Liens in favor of Palisade and/or Capital Source); and (vii) do not require the consent or approval of, or any filing with, any governmental authority or regulatory organization or any other Person. Each of the Restructure Documents has been duly executed and delivered by OptiCare and constitutes a legal, valid and binding obligation of OptiCare, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                      4.A.8.       Financial Statements.

                      (a)       The audited consolidated balance sheet of OptiCare as of December 31, 2000, and the related consolidated statements of income, retained earnings and cash flows for the year then ended and the unaudited consolidated balance sheet of OptiCare as at September 30, 2001 (the "Financial Statements") and the related unaudited consolidated statements of income, retained earnings and cash flows for the [nine] months then ended, copies of which have been delivered to Palisade, have been, except as noted therein and with respect to the unaudited financial statements for the absence of footnotes, prepared in conformity with GAAP consistently applied throughout the periods involved and present fairly in all material respects the consolidated financial position of OptiCare as at the dates thereof, and the consolidated results of its operations and cash flows for the periods then ended, subject, in the case of the interim financial statements, to normal year-end audit adjustments, subject to the qualification of the auditors' report of Deloitte & Touche.

                      (b)       Except as set forth in the Financial Statements and Schedule 4.A.8.(b), neither OptiCare nor any of its Subsidiaries has any material obligations, contingent or otherwise, including, without limitation, liabilities for charges, long-term leases or unusual forward or long-term commitments, other than those incurred since September 30, 2001, in the ordinary course of business.

                      (c)       No dividends or other distributions have been declared, paid or made upon any shares of capital stock of OptiCare, nor have any shares of capital stock of OptiCare been redeemed, retired, purchased or otherwise acquired for value by OptiCare since September 30, 2001.

                      4.A.9.       Ownership of Property. Neither OptiCare nor any of its Subsidiaries owns any real estate. Each of OptiCare and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all of its material properties and assets free and clear of all Liens, except for those which would not reasonably be expected to result in a Material Adverse Effect. Neither OptiCare nor any of its Subsidiaries is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by OptiCare or such Subsidiary.

                      4.A.10.       Material Contracts; Indebtedness. OptiCare's Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, in each case as filed with the SEC, contain a true, correct and complete list of all contracts to which OptiCare or any of its Subsidiaries is a party that would qualify as "Material Contracts" under SEC Regulation S-K, Item 601, other than the Restructure Documents. Each such Material Contract is a valid and binding agreement of OptiCare or one of its Subsidiaries (as the case may be) enforceable against OptiCare or such Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity)), and neither OptiCare nor any of its Subsidiaries has any knowledge that any such Material Contract is not a valid and binding agreement against the other parties thereto except as set forth on Schedule 4.A.10. Each of OptiCare and its Subsidiaries has fulfilled all material obligations required pursuant to such Material Contracts to have been performed by OptiCare or such Subsidiary on its part. Neither OptiCare nor any of its Subsidiaries is in default or breach, nor to OptiCare's or such Subsidiary's knowledge is any third party in default or breach, under or with respect to any such Material Contract, except where such default or breach would not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.A.10., neither OptiCare nor any of its Subsidiaries has any Indebtedness or any Liens on its assets except as expressly contemplated by the Restructure Documents.

                      4.A.11.       Employment and Labor Agreements. Neither OptiCare nor any of its Subsidiaries has any employment, consulting or management agreements covering management of OptiCare or any of its Subsidiaries, other than agreements included in the "Material Contracts" referred to above.

                      4.A.12.       Other Ventures. Neither OptiCare nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

                      4.A.13.       Taxes. All material federal, state, local and foreign tax returns, reports and statements required to be filed by OptiCare and its Subsidiaries have been timely filed with the appropriate governmental authority and all such returns, reports and statements are true, correct and complete in all material respects. All material charges and other impositions due and payable for the periods covered by such returns, reports and statements have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Proper and accurate amounts have been withheld by OptiCare and its Subsidiaries from its employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. Neither OptiCare nor any of its Subsidiaries has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges. No tax audits or other administrative or judicial proceedings are pending or threatened with regard to any charges for which OptiCare or any Subsidiary may be liable and no assessment of charges is proposed against OptiCare or any Subsidiary.

                      4.A.14.       No Litigation. Except as set forth on Schedule 4.A.14, no action, claim or proceeding is now pending or, to the knowledge of OptiCare or its Subsidiaries, threatened against OptiCare or any of its Subsidiaries, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators.

                      4.A.15.       Brokers. No broker or finder acting on behalf of OptiCare or any of its Subsidiaries brought about the consummation of the transactions contemplated pursuant to this Restructure Agreement and neither OptiCare nor any of its Subsidiaries has any obligation to any Person in respect of any finder's or brokerage fees (or any similar obligation) in connection with the transactions contemplated by this Restructure Agreement.

                      4.A.16.       Patents, Trademarks, Copyrights and Licenses. OptiCare and each of its Subsidiaries, to its knowledge, owns or holds perpetual, irrevocable licenses under, all patents, patent applications, copyrights, service marks, trademarks and registrations and applications for registration thereof, and trade names, know-how, trade secrets, formulae and other intellectual property necessary to continue to conduct its business as heretofore conducted by it, as now being conducted by it and as contemplated to be conducted in the reasonably foreseeable future (collectively, the "Required Intellectual Property"), and free of any restrictions and without any known conflicts with the rights of others. OptiCare or one of its Subsidiaries is the legal and beneficial owner of all right, title and interest in and to the Required Intellectual Property, having good title thereto, free and clear of any and all mortgages, liens, security interests and charges, and no other Person has or shall have any ownership interest with respect to the Required Intellectual Property. To OptiCare's knowledge, (i) OptiCare and each of its Subsidiaries conducts and has conducted their respective businesses without infringement or claim (whether or not resulting in litigation) of infringement or violation of, or conflict with, any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, and (ii) neither the Required Intellectual Property nor the disclosing, copying, using or selling of the Required Intellectual Property, or of products or services embodying the Required Intellectual Property, violates, infringes or otherwise conflicts or interferes with any patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. To OptiCare's knowledge, there is no material infringement by others of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of OptiCare or any of its Subsidiaries. Neither OptiCare nor any of its Subsidiaries has previously forfeited, assigned, transferred, conveyed or otherwise encumbered any right, title or interest in the Required Intellectual Property, and none of them has granted to any third party any license to use the Required Intellectual Property, or any covenant not to sue for use of the Required Intellectual Property.

                      4.A.17.       No Material Adverse Effect; Ordinary Course of Business. No event has occurred since September 30, 2001, other than a general economic, social or political condition, which has had or could be reasonably expected to have a Material Adverse Effect. Since September 30, 2001, OptiCare and each of its Subsidiaries has conducted its operations only in the ordinary course of business consistent with past practice.

                      4.A.18.       ERISA.

                        (a)       Neither OptiCare, any of its Subsidiaries nor any ERISA Affiliate has ever maintained or contributed or been obligated to contribute to any Pension Plan subject to Title IV of ERISA.

                        (b)       Palisade will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any such Multiemployer Plan under Section 4201 of ERISA which it would not have had if it had not purchased the New Preferred Stock from OptiCare at the Closing in accordance with the terms of this Restructuring Agreement.

                        (c)       The Pension Plans intended to be qualified under Section 401 of the IRC have received determination letters that they are so qualified and that the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the IRC, and, to the knowledge of OptiCare and its Subsidiaries, nothing has occurred with respect to the operation of the Pension Plans which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty, or tax under ERISA or the IRC.

                        (d)       All contributions required by law or pursuant to the terms of the Pension Plans (without regard to any waivers granted under Section 412 of the IRC) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and no accumulated funding deficiencies exist in any of the Pension Plans. There is no "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA in any of the respective Pension Plans. Each of the respective Pension Plans are fully funded in accordance with the actuarial assumptions used by the PBGC (if applicable) to determine the level of funding required in the event of the termination of the Pension Plan and all benefit liabilities do not exceed the assets of such Pension Plans. There has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to the Pension Plans which would require the giving of notice, or any event requiring disclosure under Sections 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA.

                        (e)       There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Benefit Plans.

                        (f)       There are no pending actions, claims or lawsuits which have been asserted or instituted against the Benefit Plans, the assets of any of the trusts under such Benefit Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of the Benefit Plans with respect to the operation of such Benefit Plans (other than routine benefit claims), nor does OptiCare or any of its Subsidiaries have knowledge of facts which could form the basis for any such claim or lawsuit. All amendments and actions required to bring the Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date.

                        (g)       The Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, and neither OptiCare nor any of its Subsidiaries or, to the knowledge of OptiCare and its Subsidiaries, "party in interest" or "disqualified person" with respect to the Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the IRC or Section 406 of ERISA.

                        (h)       None of OptiCare, any of its Subsidiaries or any ERISA Affiliate has terminated any Pension Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA. None of OptiCare, any of its Subsidiaries or any ERISA Affiliate maintains retired life and retired health insurance plans which are Welfare Plans and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary. OptiCare, all of its Subsidiaries and all ERISA Affiliates which maintain a Welfare Plan have complied in all material respects with the notice and continuation requirements of COBRA and the regulations thereunder.

                        (i)       None of OptiCare, any of its Subsidiaries or any ERISA Affiliate has contributed or been obligated to contribute to a Multiemployer Plan as of the Closing. None of OptiCare, any of its Subsidiaries or any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan. None of OptiCare, any of its Subsidiaries, any ERISA Affiliate or any organization to which OptiCare is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

                     4.A.19.       Insurance. OptiCare maintains policies of insurance covering OptiCare and its Subsidiaries against such risks (including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance) and in such amounts as are believed by OptiCare's management to be prudent and as are customary for the industry in which OptiCare or its Subsidiaries operate.

                     4.A.20.       Accounts Receivable. All accounts receivable of OptiCare and its Subsidiaries reflected in the Financial Statements represent good faith transactions in the ordinary course of business by OptiCare or such Subsidiary and are valid and genuine. The reserves for bad debts are adequate based on OptiCare's experience.

                     4.A.21.       Minute Books. The minute books of OptiCare accurately reflect all formal corporate action of the stockholders and Board of Directors of OptiCare in all materal respects.

                     4.A.22.       Environmental Protection.

                        (a)       Except for reasonable quantities of maintenance and office supplies, all real property owned, leased or otherwise operated by OptiCare and its Subsidiaries (each, a "Facility") is free of contamination from any substance, waste or material within the definition of a substance which is toxic or hazardous under any Environmental Law ("Hazardous Substance"), including, without limitation, any asbestos, pcb, radioactive substance, methane, volatile hydrocarbons, industrial solvents, oil or petroleum or chemical liquids or solids, liquid or gaseous products, or any other material or substance which has in the past or could at any time in the future cause or constitute a health, safety, or environmental hazard to any Person or property or could reasonably be expected to result in any liabilities and costs of more than $100,000 or which, in either case, could have a Material Adverse Effect. Neither OptiCare nor any of its Subsidiaries has caused or suffered to occur any release, spill, migration, leakage, discharge, spillage, uncontrolled loss, seepage, or filtration of Hazardous Substances at or from the Facility (a "Spill") which could reasonably be expected to result in liabilities and costs in excess of $100,000.

                        (b)       OptiCare and each Subsidiary has generated, treated, stored and disposed of any Hazardous Substances in full compliance with applicable Environmental Laws, except for such non-compliances which would not have a Material Adverse Effect.

                        (c)       OptiCare and each Subsidiary has obtained, or has applied for, and is in full compliance with and in good standing under all permits required under Environmental Laws (except for such failures which would not have a Material Adverse Effect) and neither OptiCare nor any of its Subsidiaries has any knowledge of any proceedings to substantially modify or to revoke any such permit.

                        (d)       There are no investigations, proceedings or litigation pending or, to OptiCare's or its Subsidiaries' knowledge, threatened affecting or against OptiCare, any of its Subsidiaries or the Facilities relating to Environmental Laws or Hazardous Substances.

                        (e)       Since January 1, 1999, neither OptiCare nor any of its Subsidiaries has received any communication or notice (including, without limitation, requests for information) indicating the potential for liabilities and costs against OptiCare or its Subsidiaries relating to Environmental Laws or Hazardous Substances.

                     4.A.23.       Full Disclosure. The information contained in this Restructure Agreement, any other Restructure Document, the Financial Statements and any written statement furnished by or on behalf of OptiCare pursuant to the terms of this Restructure Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which made.

                     4.A.24.       Representations True at Closing. The representations set forth in Sections 1.01 through 1.23 above will be true and correct in all material respects at the time of the Closing as if made at such time.

           4.B.      COVENANTS

                     4.B.1.       Affirmative Covenants. OptiCare covenants and agrees that from and after the date hereof (except as otherwise provided herein, or unless Palisade has given its prior written consent) so long as Palisade continues to hold more than fifty (50%) percent of the voting power of OptiCare:

                       (a)       Stockholder Approval. OptiCare will proceed as promptly as practicable to seek the affirmative consents of its stockholders to each of the proposals described in the attached Annex A, in accordance with the applicable regulations of the SEC and the American Stock Exchange, the requirements of Delaware corporation law and OptiCare's Certificate of Incorporation and Bylaws, it being understood that Palisade and its controlled affiliates will vote in favor thereof or give their written consents thereto in accordance with Section 1 hereof.

                       (b)       Books and Records. OptiCare shall, and shall cause its Subsidiaries to, keep adequate records and books of account with respect to their business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP.

                       (c)       Financial and Business Information.

(i) Monthly Information. Commencing with the month ending December 31, 2001, upon request OptiCare will deliver to Palisade as soon as practicable after the end of each month, but in any event within 20 days thereafter, such monthly financial information with respect to OptiCare and its Subsidiaries as Palisade may reasonably request.

(ii) Annual Information. OptiCare will deliver to Palisade as soon as practicable after the end of each fiscal year of OptiCare, but in any event within 90 days thereafter, (A) an audited consolidated balance sheet of OptiCare and its Subsidiaries, if any, as at the end of such year, and (B) audited consolidated statements of income, retained earnings and cash flows of OptiCare and its Subsidiaries, if any, for such year, setting forth in each case in comparative form the figures for the previous year. Such statements shall be (1) prepared in accordance with GAAP consistently applied, (2) in reasonable detail and (3) certified by independent certified public accountants of recognized national standing selected by OptiCare and reasonably acceptable to Palisade.

(iii) Filings. OptiCare will deliver to Palisade, promptly upon their becoming available, one copy of each report, notice or proxy statement sent by OptiCare to its stockholders generally, and of each regular or periodic report (pursuant to the Exchange Act) and any registration statement, prospectus or other writing (other than transmittal letters) (including without limitation, by electronic means) pursuant to the Securities Act filed by OptiCare with (i) the SEC or (ii) any securities exchange on which shares of Common Stock of OptiCare are listed.

(iv) Notices. OptiCare will immediately advise Palisade in writing of any event or development which would reasonably be expected to (i) have a Material Adverse Effect or (ii) make any of OptiCare’s representations in this Agreement untrue or incorrect if such representation was made as of the time of occurrence of such event.

(v) Other Information. If requested by Palisade, OptiCare will (i) make available to Palisade such other information respecting OptiCare’s or any of its Subsidiaries’ business, financial condition or prospects as Palisade may, from time to time, reasonably request and (ii) allow Palisade to review the books and records of OptiCare and/or its Subsidiaries.

                        (d)      Compliance with Law. OptiCare shall, and shall cause each of its Subsidiaries to, comply with all laws, including environmental laws, applicable to it, except where the failure to comply would not be reasonably likely to result in a Material Adverse Effect.

                        (e)      Redemption of New Preferred Stock. OptiCare agrees to redeem the New Preferred Stock in accordance with the terms of the Certificate of Incorporation (including the Certificate of Designation) and the Restructure Documents.

                        (f)      Conversion Stock. OptiCare will at all times, so long as the New Preferred Stock, Warrants, or any convertible notes of OptiCare held by Palisade, are outstanding, reserve such authorized shares of Common Stock as are necessary for the full conversion or exercise of the New Preferred Stock and Warrants and any outstanding convertible notes. The issuance of shares of such Common Stock upon conversion of the New Preferred Stock or exercise of the Warrants and any outstanding convertible notes will be duly authorized by all necessary corporate action on the part of OptiCare and, when issued upon conversion of the New Preferred Stock or exercise of the Warrants and any outstanding convertible notes in accordance with the terms thereof, such Common Stock will have been validly issued and will be fully paid and non-assessable.

                        (g)      OptiCare shall not authorize and shall not permit any of its subsidiaries to make any payment in excess of $50,000 (other than payments made in the ordinary course of business) without the prior written consent of Palisade.

           4.C.      INDEMNIFICATION

          OptiCare agrees to indemnify and hold harmless each of Palisade and its affiliates and their respective officers, directors, agents and employees from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys’ fees, expenses and disbursements of any kind (“Losses”) which may be imposed upon, incurred by or asserted against Palisade or such other indemnified Persons in any manner relating to or arising out of any untrue representation, breach of warranty or failure to perform any covenants or agreement by OptiCare contained herein or in any agreement by OptiCare delivered pursuant to Section 2 hereof or arising out of any Environmental Law applicable to OptiCare or its Subsidiaries or otherwise relating to or arising out of the transactions contemplated hereby, other than such Losses arising out of Palisade’s or such other indemnified Person’s gross negligence, willful misconduct, or breach of its representations and warranties contained herein and excepting any untrue representation or breach of warranty of which Palisade had actual knowledge.

           4.D.     DEFINITIONS

          “Benefit Plans” shall mean, collectively, all “employee benefit plans”, as defined in Section 3(3) of ERISA, and any other employee benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs currently maintained by OptiCare and any of its Subsidiaries or to which OptiCare or any of its Subsidiaries contributes or is obligated to contribute thereunder or with respect to which OptiCare or any of its Subsidiaries could continue to have any liability.

          “Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as a capital lease in a note to such balance sheet, other than, in the case of OptiCare or a Subsidiary of OptiCare, any such lease under which OptiCare or such Subsidiary is the lessor.

          “Capital Lease Obligation” shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

          “Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree or judgment, relative to the applicable real estate, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time and any regulations promulgated thereunder.

          “ERISA Affiliate” shall mean, with respect to OptiCare, any trade or business (whether or not incorporated) under common control with OptiCare and which, together with OptiCare, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC, excluding Palisade and each other person which would not be an ERISA Affiliate if Palisade did not own any issued and outstanding shares of stock of OptiCare.

          “ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan; (b) the withdrawal of OptiCare, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of OptiCare, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (d) notice of reorganization or insolvency of a Multiemployer Plan; (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan; (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on OptiCare or any of its Subsidiaries or any ERISA Affiliate; or (i) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

          “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

          “Indebtedness” shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of real property or other assets in each instance in excess of $25,000 (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments other than instruments issued to trade creditors in the ordinary course of business, (iii all Guaranteed Indebtedness of such Person, and (iv) all Indebtedness referred to in clause (i), (ii), or (iii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

          “IRC” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          “IRS” shall mean the Internal Revenue Service, or any successor thereto.

          “Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest as to assets owned by the relevant Person under the Uniform Commercial Code or comparable law of any jurisdiction).

          “Material Adverse Effect” shall mean material adverse effect on (a) the business, assets, operations, prospects (insofar as they may be reasonably foreseen by OptiCare) or financial condition of OptiCare and its Subsidiaries, if any, taken as a whole, (b) the ability of OptiCare or any Subsidiary to perform its obligations under the Restructuring Documents in all material respects or (c) any material rights or material benefits available to Palisade under any Restructuring Document.

          “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which OptiCare, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

          “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

          “Pension Plans” shall mean, collectively, all “employee pension plans”, as defined in Section 3(2) of ERISA, currently maintained by OptiCare, any of its Subsidiaries or any of its ERISA Affiliates to which OptiCare, any of its Subsidiaries or any of its ERISA Affiliates contributes or is obligated to contribute thereunder or with respect to which OptiCare, any of its Subsidiaries or any of its ERISA Affiliates could continue to have any liability.

          “Permitted Indebtedness” means, with respect to OptiCare, (i) taxes or assessments or other governmental charges or levies, either (A) not yet due and payable, (B) to the extent that nonpayment thereof is permitted by the terms of this Restructuring Agreement or (C) that are being contested by OptiCare in good faith and as to which appropriate reserves have been taken in accordance with GAAP and which would not have a Material Adverse Effect; (ii) obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) bids, tenders, contracts (other than contracts for the payment of money) or leases to which OptiCare or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) public or statutory obligations of OptiCare or any of its Subsidiaries; (v) all deferred taxes and (vi) any notes issued pursuant to the Restructuring Documents.

          “Permitted Liens” shall mean the following: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which OptiCare or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (iv) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (v) workers, mechanics, suppliers, carriers, warehousemen’s or other similar liens arising in the ordinary course of business and securing indebtedness, not yet due and payable; (vi) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which OptiCare or any of its Subsidiaries is a party not in excess of $100,000; (vii) Liens arising in the ordinary course of business in connection with obligations that are not overdue or which are being contested in good faith and by appropriate proceedings, including, but not limited to, Liens under bid, performance and other surety bonds, appeal bonds not in excess of $100,000, landlord Liens arising under leases of real property, Liens on advance or progress payments received from customers under contracts for the sale, lease or license of goods, software or services and upon the products being sold or licensed, in each case securing performance of the underlying contract or the repayment of such advances in the event final acceptance of performance under such contracts does not occur; (viii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; and (ix) Liens existing on the date hereof in favor of Bank Austria, (x) liens existing on the date hereof to Dr. Bauman.

          “Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

          “SEC” shall mean the U.S. Securities and Exchange Commission, or any successor thereto.

          “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

          “Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned of record or beneficially by such Person and/or one or more Subsidiaries of such Person, and (b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

           5.      PALISADE REPRESENTATIONS AND WARRANTIES. Palisade represents and warrants to OptiCare that on the date of this Restructure Agreement:

                      5.1.      Palisade Concentrated Equity Holdings LLC, the general partner of Palisade, is a limited liability company duly organized and validly existing under the laws of the State of Delaware;

                      5.2.      Palisade Concentrated Equity Holdings LLC has the power and authority to execute, deliver and perform its obligations under this Restructure Agreement and the Restructure Documents to which it is a signatory on behalf of itself and Palisade and to do any and all other things required of it hereunder;

                      5.3.      Palisade is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has the power and authority to execute, deliver and perform its obligations under this Restructure Agreement and the Restructure Documents to which it is a signatory and to do any and all other things required of its hereunder;

                      5.4.      Authorization and Approvals. The execution, delivery and performance by Palisade of this Restructure Agreement and the Restructure Documents to which Palisade is a signatory:

(A) Have been duly authorized by all requisite partnership action;

(B) Do not require the registration with or consent or approval of or other action by any federal, state or other governmental authority or regulatory body except as may be required by securities laws;

(C) Will not violate any provision of law, any order of any court or other agency or government, the articles of incorporation or bylaws of the general partner of Palisade or the partnership agreement of Palisade or any provision of any indenture, agreement or other instrument to which Palisade or the general partner of Palisade is a party or by which Palisade or its general partner, or any of their properties or assets are bound;

                      5.5.      Valid and Binding Agreement. This Restructure Agreement and the Restructure Documents constitute the legal, valid and binding obligations of Palisade and are enforceable in accordance with their respective terms except as may be limited by bankruptcy, insolvency and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

                      5.6.      Palisade is an "accredited investor" as defined under the Securities Act of 1933, and regulations thereunder (the "Act"); Palisade understands that the Preferred Stock and Warrants have not been registered under the Act and may not be sold or transferred unless registered or pursuant to an applicable exemption from the registration requirements of the Act. Palisade is acquiring the securities to be acquired hereunder and under the agreements contemplated hereby for its own account or the account of its affiliates and not with a view toward distribution. Palisade understands that the certificates evidencing the securities to be acquired hereby will be legended with respect to the foregoing.

                      5.7.      Palisade shall keep confidential any non-public information disclosed to Palisade by OptiCare pursuant to the provisions hereof and shall not disclose such information to any other person. Palisade shall not utilize any such information in any way that would constitute a violation of any securities laws applicable to OptiCare.

           6.      BOARD OF DIRECTORS.

                      6.1.      OptiCare agrees that for so long as Palisade holds more than fifty percent (50%) of the voting power of OptiCare, (i) OptiCare's Board of Directors will consist of not more than five members, and (ii) OptiCare shall cause up to three persons designated by Palisade from time to time to be nominated for, and elected to, the Board of Directors of OptiCare so that if desired by Palisade at least a majority of the Board of Directors of OptiCare will be persons so designated.

                      6.2.      For so long as Palisade holds more than fifty (50%) of the voting power of OptiCare, OptiCare shall not take any of the following actions without the approval of a majority of its Independent Directors (as defined below):

                             (i)      Issuance to Palisade or any affiliate of Palisade (other than pursuant to the terms of securities already held by Palisade) of (A) any new class or series of preferred stock out of the “blank check” preferred stock authorized by the Company’s certificate of incorporation, as amended from time to time, (B) any new class or series of preferred stock authorized or to be authorized hereafter under an amendment of the certificate of incorporation of the Company, or (C) any security convertible into or exchangeable for (with or without payment of any additional consideration) any of the securities described in clauses A or B hereof.

                             (ii)      For purposes of this Section 6, "Independent Director" means a director who qualifies as an "independent director" under Rule 121 of the American Stock Exchange.

                                   No amendment of paragraph (b) above or this paragraph (c) shall be made without the approval of the Independent Directors.

          7.      TERMINATION. Palisade shall have the right, in its sole discretion, to terminate this Agreement, by notice to OptiCare (in which case this Agreement shall cease to be of any further force and effect), in the event that (i) the Credit Support Contingency is not satisfied in Palisade’s sole discretion, (ii) the Bank Austria Novation Agreement referred to in paragraph 2.7 terminates in accordance with its terms without the transactions contemplated thereby having been consummated, or (iii) Capital Source advises Palisade or OptiCare that Capital Source is not prepared to proceed to consummate the financing described in paragraph 2.5 , or (iv) any of the Shareholder Proposals is disapproved by OptiCare’s shareholders. OptiCare shall have the right, in its sole discretion, to terminate this Agreement, by notice to Palisade (in which case this Agreement shall cease to be of any further force and effect) in the event that the Credit Support Contingency is not satisfied in OptiCare’s sole discretion.

        8.      D AND O INSURANCE. OptiCare shall maintain an insurance policy for the benefit of OptiCare’s directors and officers, which is substantially similar to such policy presently in effect (the “D and O Policy”) for the period of the applicable statute of limitations relating to the service of directors presently on OptiCare’s Board of Directors (the “S, O and L Period”). In the event the D and O Policy is terminated, OptiCare agrees to acquire a tail policy for the balance of the S, O and L Period which provides insurance coverage for OptiCare’s directors and officers substantially similar to the D and O Policy. OptiCare agrees to reserve the sum of two hundred and twenty-five thousand dollars from the five million dollar term loan being granted OptiCare by CapitalSource Finance, LLC for the purpose of purchasing the tail policy of insurance as set forth above, in the event that the D and O Policy is cancelled or terminated for any reason.

           9.     MISCELLANEOUS.

                      9.1.      Governing Law. This Agreement and each and every term and provision hereof shall be construed in accordance with internal law of the State of New York without reference to any conflict of law provisions of said State. If any provision of this Restructure Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Restructure Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

                      9.2.      Binding Effect. This Restructure Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that OptiCare shall not be permitted to assign its rights under this Agreement. OptiCare shall not hereafter agree to any amendment to this Agreement or any agreement entered into pursuant hereto unless such amendment is approved by a majority of the Independent Directors of OptiCare (as defined in Section 6).

                      9.3.      Notices. All notices and communications provided for in any Restructure Document or required by law or otherwise desired to be given hereunder or under any Restructure Document shall be effective when received or upon refusal or receipt when sent by certified mail, return receipt requested, postage prepaid, or by recognized overnight courier service addressed as follows:

(A)	If to Palisade: Palisade Capital Management, LLC One Bridge Plaza, Suite 695 Fort Lee, NJ 07024 Attention: Eric J. Bertrand With a copy to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038-4982 Attention: Jeffrey Lowenthal

(B)	If to OptiCare:

OptiCare Health Systems, Inc.
160 Robbins Street
Waterbury, CT 06708
Attention: Dean J. Yimoyines, MD, CEO

With a copy to:

Bergman, Horowitz & Reynolds, P.C.
P.O. Box 426, New Haven, CT 06502-0426
157 Church Street, New Haven, CT 06510
Attention: Melvin Ditman, Esq.

                      9.4.      Counterpart. This Restructure Agreement may be signed in any number of counterparts and by facsimile signature with the same effect as if the signatures were upon the same instrument.

                      9.5.      Headings. Section and paragraph headings in this Restructure Agreement are included for the convenience of reference only and shall not constitute a part of this agreement for any purpose.

                      9.6.      Jurisdiction. OptiCare and Palisade each agree to submit to the jurisdiction of the United States District Court for the Southern District of New York, as well as the jurisdiction of all courts to which an appeal may be taken from the aforesaid court for the purpose of any suit, action or proceeding arising out of or with respect to this Restructure Agreement or any of the Restructure Documents and waive any objections each may have as to venue in such courts.

          IN WITNESS WHEREOF the parties hereto have executed this Restructure Agreement as of the day and year first written above.

Signed, Sealed and Delivered in the Presence of: _______________________________________ _______________________________________	PALISADE CONCENTRATED EQUITY PARTNERSHIP, L.P. By: Palisade Concentrated Equity Holdings LLC, its General Partner By: /s/ Mark S. Hoffman Name: Mark S. Hoffman Title: Member

/s/ George Verrastro /s/ Robert A. Fisher	OPTICARE HEALTH SYSTEMS, INC. By: /s/ William A. Blaskiewicz Name: William A. Blaskiewicz Title: CFO/VP

LIST OF SCHEDULES

SCHEDULE NUMBER Schedule 2.1 Schedule 2.2 Schedule 2.3 Schedule 2.4 Schedule 2.8 Schedule 2.14 Schedule 2.18 Schedule 2.19	SCHEDULE NAME

Certificate of Designation

Copies of Stock Certificates issued to Palisade and Dr. Yimoyines

Warrant

Wire Transfer Instructions

Alexander Enterprise Payoff Agreement

Terms of Additional Funds

Additions to OptiCare's Bylaws

D&O Tail Policy Agreement

Disclosure Schedule to Section 4A

Annex A	STATUS Attached Attached Attached Attached Attached Attached Attached